FOR IMMEDIATE RELEASE                             EXHIBIT 99.1

IES Holdings Reports Fiscal 2024 Second Quarter Results

HOUSTON — May 3, 2024 — IES Holdings, Inc. (or “IES” or the “Company”) (NASDAQ: IESC) today announced financial results for the quarter ended March 31, 2024.

Second Quarter 2024 Highlights and Recent Developments
•Revenue of $706 million for the second quarter of fiscal 2024, an increase of 24% compared with $569 million for the same quarter of fiscal 2023
•Operating income of $77.7 million for the second quarter of fiscal 2024, an increase of 146% compared with $31.6 million for the same quarter of fiscal 2023
•Net income attributable to IES of $52.9 million for the second quarter of fiscal 2024, an increase of 146% compared with $21.6 million for the same quarter of fiscal 2023, and diluted earnings per share attributable to common stockholders of $2.29 for the second quarter of fiscal 2024, compared with $0.92 for the same quarter of fiscal 2023
•Adjusted net income attributable to IES (a non-GAAP financial measure, as defined below) of $52.9 million for the second quarter of fiscal 2024, an increase of 115% compared with $24.6 million for the same quarter of fiscal 2023, and diluted adjusted earnings per share attributable to common stockholders of $2.29 for the second quarter of fiscal 2024, compared with $1.07 for the same quarter of fiscal 2023
•Remaining performance obligations, a GAAP measure of future revenue to be recognized from current contracts with customers, of approximately $1.1 billion as of March 31, 2024
•Backlog (a non-GAAP financial measure, as defined below) of approximately $1.4 billion as of March 31, 2024
•Subsequent to quarter end, completed the acquisition of Greiner Industries, expanding the product offerings, capacity and geographic reach of our Infrastructure Solutions business

Overview of Results
“We are pleased with our financial performance in the second quarter of fiscal 2024 as the investments we have made to support the organic growth of our businesses positioned us to take advantage of continued strength across our end markets," said Jeff Gendell, Chairman and Chief Executive Officer. "Despite elevated interest rates, demand for residential housing has remained firm, which benefited our Residential segment, while strength in the data center market positively impacted our Communications, Infrastructure Solutions, and Commercial & Industrial segments. Our margins continued to benefit from process improvements, operating leverage from our increased scale and strong project execution across all four segments. We expect continued strong performance across our four segments for the remainder of this fiscal year, while continuing to monitor our housing markets for any signs of slowing activity.

"Our strong financial position has enabled us to pursue both organic growth opportunities and strategic acquisitions. On April 1, 2024, we completed the acquisition of Greiner Industries, based in Mount Joy, Pennsylvania, which both adds new product offerings and expands capacity for our existing Infrastructure Solutions business. Further, during the second quarter of fiscal 2024, we leased a fabrication facility in Rock Hill, South Carolina to provide additional capacity to support our Infrastructure Solutions segment. Together, these actions reflect our strategy of expanding the geographic footprint of our custom power solutions products to better serve our customers."

Our Communications segment’s revenue was $193.6 million in the second quarter of fiscal 2024, an increase of 37% compared with the second quarter of fiscal 2023. Increased demand across the business, particularly in the data center end market, drove the growth. The segment's operating income increased to $21.9 million for the second quarter of fiscal 2024, compared with $11.8 million for the second quarter of fiscal 2023, as we benefited from increased volumes, improved project execution and pricing, and a more disciplined bidding process.
Our Residential segment’s revenue was $339.3 million in the second quarter of fiscal 2024, an increase of 11% compared with the second quarter of fiscal 2023. Our single-family business benefited from strong demand, while successful execution of its backlog contributed to revenue growth in our multi-family business. While the outlook in the multi-family market suggests new project activity may slow over the coming year, we expect that continued expansion of our plumbing and HVAC offerings will provide additional growth opportunities for our business. The Residential segment’s operating income increased to $34.7 million for the second quarter of fiscal 2024, compared with $16.8 million for the second quarter of fiscal 2023. Margins increased year over year as a result of favorable purchases of certain materials, improved project execution in our multi-family business, and improved procurement and other processes that were implemented as part of the reorganization of our Residential segment we began in April 2023.

Our Infrastructure Solutions segment’s revenue was $75.8 million in the second quarter of fiscal 2024, an increase of 44% compared with the second quarter of fiscal 2023, driven by continued strong demand in our custom power solutions business, including generator enclosures, primarily for the data center end market. Operating income for the second quarter of fiscal 2024 was $16.1 million, compared with $8.2 million for the second quarter of fiscal 2023. The year-over-year profit improvement was driven by higher volumes, improved pricing and operating efficiencies at our facilities as well as the impact of investments to increase capacity we have made over the last several years.

Our Commercial & Industrial segment’s revenue was $97.0 million in the second quarter of fiscal 2024, an increase of 41% compared with $69.0 million in the second quarter of fiscal 2023, while segment operating income for the second quarter of fiscal 2024 was $11.7 million, compared with $0.4 million for the second quarter of fiscal 2023. The improved results for the second quarter of fiscal 2024 largely reflect a strong contribution from a large data center project where our performance exceeded estimates. We also benefited from solid execution and improved bid margins across the business, driven by a strategy implemented in the prior year to improve project selection and contract terms through a more disciplined bidding process.

Matt Simmes, President and Chief Operating Officer, commented, “Our focus on improving procurement and other processes has contributed to improved margins in all of our businesses, particularly in our Infrastructure Solutions and Commercial & Industrial segments. At the same time, our investments in upgrading and expanding capacity in our Infrastructure Solutions business have allowed us to materially increase capacity while adding new product offerings. Our Commercial & Industrial segment will continue to pursue margin expansion through improved contract terms, material purchasing, and labor management processes while managing contract risk. As our Residential segment nears the completion of the reorganization started a year ago, it now will refocus efforts on profitable growth, including through the organic expansion of the HVAC and plumbing trades.”

“We delivered strong year-over-year revenue and profitability growth, resulting in a cash balance of $106.0 million and no debt at the end of the second quarter of fiscal 2024,” added Tracy McLauchlin, Chief Financial Officer. “Our second quarter results include the benefit from larger than expected gains on certain projects across our business, particularly in our Commercial & Industrial segment, as well as the favorable impact resulting from certain material purchases. We took advantage of our strong financial position to purchase Greiner Industries subsequent to the end of the quarter. We expect to continue to generate significant cash flow for the remainder of fiscal 2024, which will be available to fund both organic expansion and acquisitions, as well as provide capital for stock repurchases or other investments. As a reminder, we substantially utilized our federal tax net operating loss carryforwards during fiscal 2023, and as a result, we will have a higher cash tax rate in fiscal 2024.”

Stock Buyback Plan
In December 2022, the Company’s Board of Directors authorized and announced a stock repurchase program for purchasing up to $40 million of our common stock from time to time, which replaced the Company's previous program. During the quarter ended March 31, 2024, the Company did not repurchase any shares under its repurchase program. The Company had $37.6 million remaining under its stock repurchase authorization at March 31, 2024.

Non-GAAP Financial Measures and Other Adjustments
This press release includes adjusted net income attributable to IES, adjusted diluted earnings per share attributable to common stockholders, and backlog, and, in the non-GAAP reconciliation tables included herein, adjusted net income attributable to common stockholders, adjusted EBITDA and adjusted net income before taxes, each of which is a financial measure not calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Management believes that these measures provide useful information to our investors by, in the case of adjusted net income attributable to common stockholders, adjusted earnings per share attributable to common stockholders, adjusted EBITDA and adjusted net income before taxes, distinguishing certain nonrecurring events such as litigation settlements, significant expenses associated with leadership changes, or gains or losses from the sale of a business, or noncash events, such as impairment charges or our valuation allowances release and write-down of our deferred tax assets, or, in the case of backlog, providing a common measurement used in IES's industry, as described further below, and that these measures, when reconciled to the most directly comparable GAAP measures, help our investors to better identify underlying trends in the operations of our business and facilitate easier comparisons of our financial performance with prior and future periods and to our peers. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which has been provided in the financial tables included in this press release.

Remaining performance obligations represent the unrecognized revenue value of our contract commitments. While backlog is not a defined term under GAAP, it is a common measurement used in IES’s industry and IES believes this non-GAAP measure enables it to more effectively forecast its future results and better identify future operating trends that may not otherwise be apparent. IES’s remaining performance obligations are a component of IES’s backlog calculation, which also includes signed agreements and letters of intent which we do not have a legal right to enforce prior to work starting. These arrangements are excluded from remaining performance obligations until work begins. IES’s methodology for determining backlog may not be comparable to the methodologies used by other companies.

For further details on the Company’s financial results, please refer to the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2024, to be filed with the Securities and Exchange Commission ("SEC") by May 3, 2024, and any amendments thereto.

About IES Holdings, Inc.

IES designs and installs integrated electrical and technology systems and provides infrastructure products and services to a variety of end markets, including data centers, residential housing, and commercial and industrial facilities. Our more than 8,000 employees serve clients in the United States. For more information about IES, please visit www.ies-co.com.

Company Contact:
Tracy McLauchlin

Chief Financial Officer
IES Holdings, Inc.
(713) 860-1500

Investor Relations Contact:
Robert Winters or Stephen Poe
Alpha IR Group
312-445-2870
IESC@alpha-ir.com

Certain statements in this release may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “seek,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology. These statements involve risks and uncertainties that could cause the Company’s actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, the impact of the COVID-19 outbreak or future pandemics on our business, including the potential for job site closures or work stoppages, supply chain disruptions, delays in awarding new projects, construction delays, reduced demand for our services, delays in our ability to collect from our customers, the impact of third party vaccine mandates on employee recruiting and retention, or illness of management or other employees; the ability of our controlling shareholder to take action not aligned with other shareholders; the potential recognition of valuation allowances or write-downs on deferred tax assets; the inability to carry out plans and strategies as expected, including our inability to identify and complete acquisitions that meet our investment criteria in furtherance of our corporate strategy, or the subsequent underperformance of those acquisitions; competition in the industries in which we operate, both from third parties and former employees, which could result in the loss of one or more customers or lead to lower margins on new projects; fluctuations in operating activity due to downturns in levels of construction or the housing market, seasonality and differing regional economic conditions; the possibility of inaccurate estimates used when entering into fixed-price contracts and our ability to successfully manage projects, as well as other risk factors discussed in this document, in the Company’s annual report on Form 10-K for the year ended September 30, 2023 and in the Company’s other reports on file with the SEC. You should understand that such risk factors could cause future outcomes to differ materially from those experienced previously or those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise any information, including information concerning its controlling shareholder, deferred tax assets, borrowing availability, or cash position, or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about IES Holdings, Inc. can be found at http://www.ies-co.com under "Investor Relations." The Company's annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company's website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2024	2023	2024	2023
Revenues	$705.8	$568.9	$1,340.2	$1,143.8
Cost of services	534.2	468.0	1,024.8	947.4
Gross profit	171.6	100.9	315.4	196.4
Selling, general and administrative expenses	95.3	69.3	181.1	137.1
Contingent consideration	—	0.1	—	0.1
Gain on sale of assets	(1.3)	(0.1)	(1.4)	(13.2)
Operating income	77.7	31.6	135.7	72.3
Interest expense	0.4	1.0	0.8	2.2
Other (income) expense, net	1.1	(1.8)	(0.3)	(1.1)
Income from operations before income taxes	76.2	32.3	135.2	71.1
Provision for income taxes	19.4	8.2	34.8	18.2
Net income	56.8	24.2	100.4	52.9
Net income attributable to noncontrolling interest	(3.9)	(2.6)	(6.5)	(5.0)
Net income attributable to IES Holdings, Inc.	$52.9	$21.6	$93.9	$48.0

Computation of earnings per share:
Net income attributable to IES Holdings, Inc.	$52.9	$21.6	$93.9	$48.0
Increase in noncontrolling interest	(5.9)	(2.8)	(8.7)	(5.8)
Net income attributable to common stockholders of IES Holdings, Inc.	$47.0	$18.8	$85.2	$42.1

Earnings per share attributable to common stockholders:
Basic	$2.32	$0.93	$4.21	$2.08
Diluted	$2.29	$0.92	$4.16	$2.06

Shares used in the computation of earnings per share:
Basic (in thousands)	20,227	20,171	20,213	20,207
Diluted (in thousands)	20,480	20,388	20,450	20,414

IES HOLDINGS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF ADJUSTED NET INCOME ATTRIBUTABLE
TO IES HOLDINGS, INC. AND ADJUSTED EARNINGS PER SHARE
ATTRIBUTABLE TO COMMON STOCKHOLDERS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2024	2023	2024	2023
Net income attributable to IES Holdings, Inc.	$52.9	$21.6	$93.9	$48.0
Gain on sale of STR Mechanical	—	—	—	(13.0)
Provision for income taxes	19.4	8.2	34.8	18.2
Adjusted net income before taxes	72.3	29.7	128.7	53.2
Adjusted tax expense (1)	(19.4)	(5.1)	(34.8)	(8.7)
Adjusted net income attributable to IES Holdings, Inc.	52.9	24.6	93.9	44.5

Adjustments for computation of earnings per share:
Increase in noncontrolling interest	(5.9)	(2.8)	(8.7)	(5.8)
Adjusted net income attributable to common stockholders	$47.0	$21.8	$85.2	$38.7

Adjusted earnings per share attributable to common stockholders:
Basic	$2.32	$1.08	$4.21	$1.92
Diluted	$2.29	$1.07	$4.16	$1.90

Shares used in the computation of earnings per share:
Basic (in thousands)	20,227	20,171	20,213	20,207
Diluted (in thousands)	20,480	20,388	20,450	20,414

(1) Adjusted to reflect the utilization of tax net operating loss carryforwards to offset the cash impact of income tax expense for the three and six months ended March 31, 2023. As our tax net operating loss carryforwards were substantially utilized in fiscal 2023, there was no such offset to cash taxes in the three and six months ended March 31, 2024.

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	March 31,	September 30,
	2024	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$106.0	$75.8
Accounts receivable:
Trade, net of allowance	416.7	363.8
Retainage	87.0	76.9
Inventories	104.6	95.7
Costs and estimated earnings in excess of billings	48.3	48.6
Prepaid expenses and other current assets	34.0	10.5
Total current assets	796.5	671.3
Property and equipment, net	67.8	63.4
Goodwill	92.4	92.4
Intangible assets, net	50.1	56.2
Deferred tax assets	21.3	20.4
Operating right of use assets	57.6	61.8
Other non-current assets	15.4	16.1
Total assets	$1,101.2	$981.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$306.4	$296.8
Billings in excess of costs and estimated earnings	127.8	103.8
Total current liabilities	434.2	400.6
Long-term debt	—	—
Operating long-term lease liabilities	38.2	42.1
Other tax liabilities	22.8	22.0
Other non-current liabilities	11.0	17.0
Total liabilities	506.2	481.7
Noncontrolling interest	60.1	50.0
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	0.2	0.2
Treasury stock, at cost	(50.4)	(49.5)
Additional paid-in capital	204.1	203.4
Retained earnings	380.9	295.8
Total stockholders’ equity	534.8	449.9
Total liabilities and stockholders’ equity	$1,101.2	$981.6

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Six Months Ended
	March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$100.4	$52.9
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Bad debt expense	0.5	0.3
Deferred financing cost amortization	0.1	0.1
Depreciation and amortization	15.4	13.3
Gain on sale of assets	(1.4)	(13.2)
Non-cash compensation expense	2.9	2.0
Deferred income taxes	1.9	7.0
Unrealized loss on trading securities	1.8	—
Changes in operating assets and liabilities:
Accounts receivable	(53.3)	35.7
Inventories	(9.0)	(11.8)
Costs and estimated earnings in excess of billings	0.3	4.1
Prepaid expenses and other current assets	(35.3)	(11.7)
Other non-current assets	0.3	1.7
Accounts payable and accrued expenses	9.5	(30.5)
Billings in excess of costs and estimated earnings	24.0	10.1
Other non-current liabilities	0.5	—
Net cash provided by operating activities	58.7	60.1
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(13.4)	(6.7)
Proceeds from sale of assets	2.3	19.1
Cash paid in conjunction with equity investments	(0.4)	(0.2)
Net cash provided by (used in) investing activities	(11.4)	12.3
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,346.4	1,163.0
Repayments of debt	(1,346.4)	(1,230.5)
Cash paid for finance leases	(2.0)	(1.6)
Settlement of contingent consideration liability	(4.1)	—
Distribution to noncontrolling interest	(7.9)	(5.3)
Purchase of treasury stock	(3.2)	(7.6)
Net cash used in financing activities	(17.1)	(82.1)
NET DECREASE IN CASH AND CASH EQUIVALENTS	30.2	(9.7)
CASH and CASH EQUIVALENTS, beginning of period	75.8	24.8
CASH and CASH EQUIVALENTS, end of period	$106.0	$15.1

IES HOLDINGS, INC. AND SUBSIDIARIES
OPERATING SEGMENT STATEMENT OF OPERATIONS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2024	2023	2024	2023
Revenues
Communications	$193.6	$141.1	$364.3	$288.4
Residential	339.3	306.1	655.2	624.2
Infrastructure Solutions	75.8	52.6	138.7	101.9
Commercial & Industrial	97.0	69.0	182.0	129.3
Total revenue	$705.8	$568.9	$1,340.2	$1,143.8

Operating income (loss)
Communications	$21.9	$11.8	$43.3	$21.2
Residential	34.7	16.8	58.8	37.3
Infrastructure Solution	16.1	8.2	27.0	12.9
Commercial & Industrial (1)	11.7	0.4	18.7	11.4
Corporate	(6.7)	(5.6)	(12.1)	(10.5)
Total operating income	$77.7	$31.6	$135.7	$72.3

(1) Commercial & Industrial's operating income for the six months ended March 31, 2023 includes a pretax gain of $13.0 million related to the sale of STR Mechanical.

IES HOLDINGS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF ADJUSTED EBITDA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2024	2023	2024	2023
Net income attributable to IES Holdings, Inc.	$52.9	$21.6	$93.9	$48.0
Provision for income taxes	19.4	8.2	34.8	18.2
Interest & other (income) expense, net	1.5	(0.7)	0.5	1.2
Depreciation and amortization	7.8	6.9	15.4	13.3
EBITDA	$81.6	$35.9	$144.6	$80.6
Gain on sale of STR Mechanical	—	—	—	(13.0)
Non-cash equity compensation expense	1.5	1.1	2.9	2.0
Adjusted EBITDA	$83.1	$36.9	$147.5	$69.6

IES HOLDINGS, INC. AND SUBSIDIARIES
SUPPLEMENTAL REMAINING PERFORMANCE OBLIGATIONS AND NON-GAAP RECONCILIATION OF BACKLOG DATA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	March 31,	September 30,	March 31,
	2024	2023	2023
Remaining performance obligations	$1,065	$1,143	$1,012
Agreements without an enforceable obligation (1)	298	415	377
Backlog	$1,363	$1,558	$1,389

(1) Our backlog contains signed agreements and letters of intent which we do not have a legal right to enforce prior to work starting. These arrangements are excluded from remaining performance obligations until work begins.